Exhibit 10.1

October 29, 2003

Mr. Paul H. Stebbins

9800 NW 41st Street, Suite 400

Miami, FL 33178

Re:	Employment Agreement dated July 26, 2002 by and between World Fuel Services Corporation and Paul H. Stebbins (the “Employment Agreement”).

Dear Paul:

This letter amends the terms of the above-referenced Employment Agreement. All capitalized terms used, and not otherwise defined herein, shall have the meanings assigned to them in the Employment Agreement. For valuable consideration, we have agreed as follows:

1.	Amendment Regarding Non-Compete Covenants.

1.1 In the event that (i) a Change of Control in the Company (other than a Permitted Change of Control, as defined below) shall occur during the Employment Term, and (ii) on or before the third anniversary of the Change of Control, either (x) the Term of Employment is terminated by the Company without Cause (or the Term of Employment expires because the Company has refused to extend the Term without Cause), or (y) the Executive terminates the Term of Employment (or refuses to extend the Term) for Good Reason, the Executive shall be released from his obligations under Section 6 of the Employment Agreement. For this purpose, termination of employment by the Executive for any reason during the first six (6) months after the Change of Control (other than a Permitted Change of Control) shall be deemed a termination by the Executive for Good Reason.

1.2 The release of the aforesaid Section 6 covenants provided herein shall be in addition to, and not in limitation of, any other rights of Executive arising upon a Change of Control.

1.3 For purposes of this agreement, a “Permitted Change of Control” is a Change of Control transaction which has been approved by the Board of Directors of the Company before the occurrence of the events giving rise to the Change of Control.

Mr. Paul H. Stebbins

October 29, 2003

2. Amendment of Bonus Formula. Section 2.2(b)(i) of the Employment Agreement is hereby deleted in its entirety.

This letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This letter shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of this letter. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect and is hereby ratified by the parties. If the foregoing correctly sets forth the terms of the amendment, please sign this letter on the line provided below, whereupon it will constitute a binding agreement between you and the Company.

Sincerely, WORLD FUEL SERVICES CORPORATION

By:	/s/ John R. Benbow

John R. Benbow, Chairman, Compensation Committee of the Board of Directors

ACCEPTED AND AGREED:

/s/ Paul H. Stebbins Paul H. Stebbins